Exhibit B

VOTING AGREEMENT

VOTING AGREEMENT, dated as of July 30, 2003, among LINAMAR CORPORATION, a Canadian corporation (“Parent”), MCLN ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and each stockholder who is a signatory hereto (each a “Stockholder”, and collectively, the “Stockholders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Parent, Merger Sub, and McLaren Performance Technologies, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that Merger Sub will merge with and into the Company (the “Merger”). Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement;

WHEREAS, as of the date hereof, each Stockholder is the record and Beneficial Owner of the number of Shares, Company Options and Company Warrants set forth opposite such Stockholder’s name on Schedule I hereto; and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions. For purposes of this Agreement:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” as within the meanings of Section 13(d)(3) of the Exchange Act.

(b) “Company Options” shall mean all outstanding options to purchase Shares under the Company Stock Option Plans, option agreements, or otherwise.

(c) “Company Warrants” shall mean all outstanding warrants to purchase Shares or similar instruments.

(d) “Shares” shall mean all of the shares of the common stock, $.00001 par value, of the Company Beneficially Owned by a Stockholder on the date hereof, together with any additional shares acquired by a Stockholder after the date hereof and prior to the Effective Time (including, without limitation, shares acquired by way of exercise of Company Options, Company Warrants or other rights to purchase shares of the Company’s common stock or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split or otherwise). In the event of a stock dividend or distribution, or any change in the Company’s common stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. Schedule I hereto sets forth opposite each Stockholder’s name the number of Shares, Company Options, and Company Warrants Beneficially Owned by such Stockholder.

SECTION 2. Agreement to Vote Shares. Each Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the termination of this Agreement, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, such Stockholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by such Stockholder, whether issued, heretofore owned or hereafter acquired, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement, and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (C) (1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company’s Charter Documents; (3) any other material change in the Company’s corporate structure or business; or (4) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay or postpone the Merger, or have a Material Adverse Effect. Each Stockholder agrees that it shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements contained in this Section 2. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

SECTION 3. Grant Of Proxy. Each Stockholder hereby grants to Parent a proxy to vote the Shares of such Stockholder solely as to the matters set forth in Section 2(i) through (iii). Each Stockholder intends such proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Stockholder, and any obligation of the Stockholders under this

Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholders.

SECTION 4. Representations and Warranties. Each Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) Ownership of Shares, Company Options and Company Warrants. Except as described on Schedule I hereto, such Stockholder is either (i) the record and Beneficial Owner of, or (ii) the Beneficial Owner but not the record holder of, the number of Shares, Company Options and Company Warrants set forth opposite such Stockholder’s name on Schedule I hereto. On the date hereof, the Shares, Company Options and Company Warrants set forth opposite such Stockholder’s name on Schedule I hereto constitute all of the Shares, Company Options and Company Warrants owned of record and/or Beneficially Owned by such Stockholder. Except as described on Schedule I hereto, such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, Company Options and Company Warrants set forth opposite such Stockholder’s name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder’s obligations under this Agreement. This Agreement has been duly authorized and has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

(c) No Conflicts. That (i) no filing with, and no permit, authorization, consent or approval of, any third party (including, without limitation, any Governmental Entity) is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable organizational documents applicable to such Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets.

(d) No Encumbrances. Such Stockholder’s Shares, Company Options and Company Warrants (and the certificates representing such Shares, Company Options, and Company Warrants) are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all Encumbrances, proxies, voting trusts or agreements, understandings or arrangements whatsoever, except for any such Encumbrances or proxies arising hereunder. Such Stockholder hereby represents that any proxies or powers of attorney heretofore given in respect of such Stockholder’s Shares are not irrevocable, and that any such proxies or powers of attorney are hereby revoked.

(e) No Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of such Stockholder, threatened before any agency, administration, court or tribunal, foreign or domestic, against such Stockholder or any of such Stockholder’s properties or assets that, individually or in the aggregate, could be expected to delay or impair such Stockholder’s ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against such Stockholder that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or that, individually or in the aggregate, could reasonably be expected to have an adverse effect on such Stockholder’s ability to consummate the transactions contemplated by this Agreement.

(f) No Finder’s Fees. No broker, investment banker, financial adviser or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

(g) Reliance by Parent and Merger Sub. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

SECTION 5. Stop Transfer; Other Covenants.

(a) Restriction on Transfer, Proxies and Non-Interference. Except as applicable in connection with the transactions contemplated by Sections 2 and 3 hereof, each Stockholder agrees with, and covenants to, Parent and Merger Sub that he or it shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, Encumbrance, assignment or other disposition of, any or all of such Stockholder’s Shares, Company Options, Company Warrants or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that could make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder’s obligations under this Agreement.

(b) Stop Transfer. Each Stockholder agrees with, and covenants to, Parent and Merger Sub that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Shares, unless such transfer is made in compliance with this Agreement.

(c) No Solicitation. Each Stockholder agrees with, and covenants to, Parent and Merger Sub that he or it shall not, in his or its capacity as Stockholder, directly or indirectly, solicit (including by way of furnishing information), initiate, encourage, or respond to any inquiries or proposals by, or enter into any discussions or negotiations with, any person or entity (other than Parent or any affiliate of Parent) that constitutes an Acquisition Proposal. If any Stockholder receives any such inquiry or proposal, then such Stockholder shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making such inquiry or proposal. Each Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, if the Company is permitted to furnish information to and engage in discussions and negotiations with a third party pursuant to Section 6.3 of the Merger Agreement, then each Stockholder may also furnish information to, and participate in discussions and negotiations with, such third party to the same extent, but subject to the same limitations, as the Company set forth in Section 6.3 of the Merger Agreement.

(d) Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

(e) Further Assurances. From time to time, at the Parent’s request and without further consideration, each Stockholder shall execute and deliver such reasonable additional documents and take all such further reasonable lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

SECTION 6. Parent Option.

(a) Grant of Parent Option. Subject to the terms and conditions set forth herein, each Stockholder hereby grants to Parent an irrevocable and continuing option (as to each such Stockholder, the “Parent Option”) to purchase for cash all, but not less than all of the Shares Beneficially Owned by such Stockholder (as to each such Stockholder, such Stockholder’s “Parent Option Shares”) at a purchase price of $0.8875 per Parent Option Share (the “Purchase Price”).

(b) Parent’s Exercise of Parent Option.

(i) Parent may exercise the Parent Options of all Stockholders for a period of six months following the termination of the Merger Agreement pursuant to Sections 8.1(c) (but only, in the case of a termination pursuant to 8.1(c)(ii), if the failure of the conditions referred to in 8.1(c)(ii) results from any reasonable action or inaction on the part of the Company or the Stockholders), 8.1(d) (but only if the failure of the conditions referred to in 8.1(d) results from any reasonable action or inaction on the part of the Company or the Stockholders), 8.1(e), or 8.1(f). If the Merger Agreement is terminated for any other reason pursuant to Section 8.1 of the Merger Agreement, then the Parent Option shall expire upon termination of the Merger Agreement. Additionally, if Parent exercises the Parent Option of any Stockholder, it shall exercise the Parent Options of all Stockholders.

(ii) In the event Parent wishes to exercise the Parent Options, Parent shall send to the Stockholders a written notice (a “Notice,” the date of which is hereinafter referred to as the “Notice Date”) specifying a place and date, not earlier than three (3) business days nor later than ten (10) business days from the Notice Date, for the closing (the “Closing”) of such purchase (the “Option Closing Date”); provided, however, that Parent may at any time before the Closing withdraw the Notice and decline to exercise the Parent Option without prejudice to its right to exercise the Parent Option at any time thereafter during the term of this Agreement; provided further that if the Closing cannot be consummated by reason of any applicable decree, injunction or order, the period of time that otherwise would run pursuant to this clause (ii) shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if, in the reasonable opinion of Parent, prior notification to or approval of any regulatory agency is required in connection with such purchase, the Company or Parent, as the case may be, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Parent shall not be under any obligation to exercise the Parent Option as to any Stockholder, and may allow the Parent Options to terminate without purchasing any Common Stock hereunder from any Stockholder.

(c) Payment and Delivery of Certificates.

(i) On the Option Closing Date, Parent shall pay to any Stockholder to whom a Notice has been delivered and not withdrawn pursuant to clause (ii) of subsection (b) above, in immediately available funds by wire transfer to a bank account designated by such Stockholder, an amount equal to the Purchase Price multiplied by the number of Parent Option Shares to be purchased from such Stockholder on such Closing Date.

(ii) At the Closing, simultaneously with the delivery of the Purchase Price for the Parent Option Shares to be purchased at such Closing, such Stockholder shall deliver to Parent a certificate or certificates representing the Parent Option Shares to be purchased at such Closing, which Parent Option Shares shall be free and clear of all Encumbrances, other than Encumbrances pursuant to this Agreement. If at any time during the term of this Agreement the Company has issued rights pursuant to a rights agreement, then each Parent Option Share shall also be deemed to include and represent such rights as are provided under such rights agreement then in effect.

SECTION 7. Termination. Except as otherwise provided herein, this Agreement shall terminate upon the earlier of (i) the Effective Time or (ii) the expiration of the Parent Option pursuant to Section 6(b)(i), except that such date shall be extended in the event that any party to the Merger Agreement is seeking the approval of, or defending against any proceeding or claim made by, a Governmental Entity, or in the event the Merger cannot be consummated by reason of any applicable decree, injunction or order, in which case this Agreement shall not terminate until such approval, proceeding, claim, decree, injunction, or order is obtained, completed, satisfied or dismissed, as applicable.

SECTION 8. Stockholder Capacity; No Limitations on Actions of Stockholder as Director. No person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or its capacity as such director. Each Stockholder signs solely in his or her capacity as the record and Beneficial Owner of, or the trustee of a trust whose beneficiaries are the Beneficial Owners of, such Stockholder’s Shares, Company Options and Company Warrants. Accordingly, nothing in this Agreement is intended or shall be construed to require such Stockholder, in such Stockholder’s capacity as a director of the Company, to fail to act in accordance with the Stockholder’s fiduciary duties in his or her capacity as a director.

SECTION 9. Miscellaneous.

(a) Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Merger Agreement and the Schedules thereto, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer upon any other Person any rights or remedies hereunder.

(b) Certain Events. Notwithstanding any transfer of Shares not permitted by this Agreement, Company Options or Company Warrants, each Stockholder shall remain liable for the performance of all obligations of such Stockholder under this Agreement.

(c) Assignment. No Stockholder may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Parent. Parent may not assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each Stockholder; provided, however, that Parent may assign, in its sole discretion and without the prior written consent of any Stockholder, its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

(d) Indemnification. Each Stockholder shall indemnify and hold Parent and Merger Sub harmless from and against, and shall compensate and reimburse Parent and Merger

Sub for, any loss, damage, claim, liability, fee (including attorneys’ fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Parent or Merger Sub, or to which Parent or Merger Sub otherwise become subject, and that arises from, or relates to, (a) any inaccuracy in or breach of any representation or warranty contained in this Agreement or (b) any failure on the part of any such Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement.

(e) Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Stockholders and Parent. Notwithstanding the foregoing, Schedule I hereto may be supplemented by Parent by adding the name of, and other relevant information concerning, any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a “Stockholder” for all purposes of this Agreement.

(f) Waiver. At any time prior to the Effective Time, Parent may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the Stockholders, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent. Mere inaction or failure to exercise any right, remedy or option under this Agreement, or delay in exercising the same, will not operate as, nor shall be construed as, a waiver, and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

(g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

If to a Stockholder: At the applicable address set forth on Schedule I hereto, with a copy to each of the following:

McLaren Performance Technologies, Inc.

32233 W. Eight Mile Road

Livonia, Michigan 48152

Attn: Wiley R. McCoy

Facsimile: (248) 474-8852

with a copy to:

Clark Hill PLC

500 Woodward Avenue

Suite 3500

Detroit, Michigan 48226

Attn: John J. Hern, Jr., Esq.

Facsimile: (313) 965-8252

If to Parent or Merger Sub, to:

Linamar Corporation

287 Speedvale Avenue West

Guelph, Ontario N1H 1C5

Canada

Attention: Keith H. Wettlaufer

Facsimile No.: (519) 836-9175

with a copy to:

Dickstein Shapiro Morin & Oshinsky, LLP

1177 Avenue of the Americas

New York, NY 10036

Attention: Todd M. Roberts, Esq.

Facsimile No.: (212) 997-9880

(h) Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.

(i) Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of one remedy will not preclude the exercise of any other remedy. Each of the Stockholders recognizes and acknowledges that a breach by such Stockholder of any covenants or agreements contained in this Agreement will cause Parent to sustain irreparable harm of a nature which would be difficult, if not impossible, to ascertain and for which Parent would not have an adequate remedy at law for money damages. Therefore, each of the Stockholders agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and to injunctive and other equitable relief, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach and enforcing specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

(j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person or entity who or which is not a party hereto, nor shall it confer upon any other Person any rights or remedies hereunder.

(k) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW.

(l) Jurisdiction. Each party hereby irrevocably submits to exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein). The parties hereby waive any and all defenses they may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

(m) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF EACH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(n) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(o) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(p) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall be effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, each of the parties hereto has caused this Voting Agreement to be executed as of the date first written above in their individual capacity or by their respective officers thereunto duly authorized, as applicable.

PARENT:

LINAMAR CORPORATION

By:	/s/ Keith Wettlaufer
Name: Keith Wettlaufer
Title: Chief Financial Officer

MERGER SUB:

MCLN ACQUISITION CORP.

By:	/s/ Linda Hasenfratz
Name: Linda Hasenfratz
Title: President

STOCKHOLDERS:

/s/ Nicholas Bartolini
Nicholas Bartolini

/s/ Lawrence Cohen
Lawrence Cohen

/s/ Donna Cohen
Donna Cohen

/s/ Stephen D. Davis
Stephen D. Davis

/s/ Hayden Harris
Hayden Harris, as Trustee of the Hayden H. Harris Living Trust dated March 6, 1998

/s/ Susan K. Harris
Susan K. Harris, Trustee of the Susan K. Harris Living Trust Dated March 6, 1998

/s/ David D. Jones
David D. Jones

/s/ Amherst H. Turner
Amherst H. Turner

/s/ Wiley R. McCoy
Wiley R. McCoy

/s/ Nancy McCoy
Nancy McCoy

/s/ Robert J. Sinclair
Robert J. Sinclair

/s/ Anne T. Sinclair
Anne T. Sinclair

/s/ Chris J. Panzl
Chris J. Panzl

/s/ Geoffrey C. Owen
Geoffrey C. Owen

AMHERST FUND LLC

By:	/s/ Amherst H. Turner
Name: Amherst H. Turner
Title: Manager

EMM MCLAREN INVESTMENT COMPANY, L.L.C.

By:	/s/ Michael L. Garavaglia
Name: EMM McLaren Management, LLC, Michael L. Garavaglia, Member
Title: Manager

/s/ Gary Custer
Gary Custer

/s/ Gary St. Denis
Gary St. Denis

SCHEDULE I TO

VOTING AGREEMENT

Name and Address of Stockholder	Shares Owned Of Record	Company Options	Company Warrants

Nicholas Bartolini 1926 Santa Barbara St. Santa Barbara, CA 93101	25,995	67,750	0

Donna Cohen 3311 NE 26th Avenue Lighthouse Point, FL 33064	229,406	0	0

Lawrence Cohen 3311 NE 26th Avenue Lighthouse Point, FL 33064	10,000	490,500	0

Stephen D. Davis 5055 Quincy Court Saline, MI 48176	0	454,500	0

Susan K. Harris, Trustee of the Susan K. Harris Living Trust Dated March 6, 1998 13875 Waters Road Chelsea, MI 48118	223,730	0	0

Hayden Harris, Trustee of the Hayden H. Harris Living Trust dated March 6, 1998 13875 Waters Road Chelsea, MI 48118	1,047,826	35,400	0

David D. Jones 1885 James Court Lake Forest, IL 60045	37,288	67,000	0

Amherst H. Turner 401 East Stadium Blvd. Ann Arbor, MI 48104	25,000	28,000	37,500

Nancy McCoy 7735 Waterford Drive West Bloomfield, MI 48322	1,750	0	0

Wiley R. McCoy 32233 W. Eight Mile Road Livonia, MI 48152	76,250	277,500	0

Anne T. Sinclair Casa Sueno 1025 North Ontare Road Santa Barbara, CA 93105	4,000 held jointly with Robert Sinclair	0	0

Robert J. Sinclair Casa Sueno 1025 North Ontare Road Santa Barbara, CA 93105	10,000 held directly 4,000 held jointly with Anne T. Sinclair	103,000	0

Chris J. Panzl 32233 W. Eight Mile Road Livonia, MI 48152	0	275,000	0

Geoffrey C. Owen 34 Emerald Lane Amherstburg, Ontario Canada NAV 3R3	0	200,000	0

EMM McLaren Investment Company, L.L.C. 1845 Maxwell, Suite 101 Troy, MI 48084	433,674	0	43,367

Amherst Fund LLC c/o Amherst H. Turner 401 East Stadium Blvd. Ann Arbor, MI 48104	510,204	0	51,020

Gary Custer 7212 County Road 50 West R.R. #5 Harrow, Ontario, Canada N0R 1G0	67,272	0	0

Gary St. Denis 41 Martin Lane LaSalle, Ontario, Canada NJ9 3E2	194,988	0	0